Exhibit 99.1

Genworth Financial Announces Third Quarter 2010 Results

Richmond, VA (October 28, 2010) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the third quarter of 2010. Net income1 was $83 million, or $0.17 per diluted share, compared with a net income of $19 million, or $0.04 per diluted share, in the third quarter of 2009. Net operating income2 for the third quarter of 2010 was $29 million, or $0.06 per diluted share, compared with net operating income of $81 million, or $0.18 per diluted share, in the third quarter of 2009.

	Three months ended September 30 (Unaudited)
	2010		2009
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)

Net income	$122	$0.25	$45	$0.10
Less: net income attributable to noncontrolling interests	39	0.08	26	0.06

Net income available to Genworth’s common stockholders	$83	$0.17	$19	$0.04

Net operating income	$67	$0.14	$106	$0.24
Less: net operating income attributable to noncontrolling interests	38	0.08	25	0.06

Net operating income available to Genworth’s common stockholders	$29	$0.06	$81	$0.18

Weighted average diluted shares	493.9		451.6

[1]	Unless otherwise stated, all references in this press release to net income, net income per share, net operating income, net operating income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, net operating income available to Genworth’s common stockholders, net operating income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Genworth’s results in the quarter included net operating income of $121 million from the International segment and $111 million from the Retirement and Protection segment. This was partially offset by net operating losses of $152 million in the U.S. Mortgage Insurance (U.S. MI) segment and a loss of $51 million in Corporate and Other. The impact of foreign exchange on net operating income in the third quarter of 2010 was a favorable $1 million versus the prior year quarter.

“Genworth’s results in the quarter demonstrate continued earnings momentum in the international segment with mixed results in the U.S. reflecting the slow economy and struggling housing market, particularly in Florida,” said Michael D. Fraizer, chairman and chief executive officer. “We were pleased with our strong sales growth, continuing investment portfolio improvements, capital ratios and flexibility, and progress in residential loan modifications.”

Third Quarter Highlights

Sales and Earnings Growth

•	Combined sales of term life insurance and the new ColonySM TermUL product grew 68 percent versus the prior year and 14 percent sequentially.

•	Individual long term care insurance sales increased 36 percent versus the prior year, marking the sixth sequential quarter of growth.

•

Wealth management net flows were $461 million, the sixth consecutive quarter of positive net flows, bringing assets under management (AUM) to $21.2 billion. In addition, Genworth announced plans to expand its offerings of alternative investments for financial advisors through the acquisition of the Altegris companies. The acquisition is expected to close by year end.

•	Flow new insurance written (NIW) in Canada increased 45 percent[3] from the prior year.

•	Canada and Australia mortgage insurance loss ratios improved year over year and sequentially from continued favorable economic conditions and ongoing loss mitigation benefits.

[3]	Percentage change excludes the impact of foreign exchange.

•	Flow NIW in U.S. MI grew 60 percent from the prior year and 14 percent from the prior quarter. Market share remained flat sequentially at approximately 16 percent.

•	U.S. MI flow delinquencies declined three percent sequentially. Loss mitigation activities resulted in a net $158 million of savings in the quarter, driven by various loan modification programs.

•	Lifestyle protection earnings increased 78 percent[3] reflecting better loss experience and benefits from improved pricing and distribution arrangements.

Capital & In Force Management

•

Genworth MI Canada (MIC) completed a share repurchase offer of CAD$325 million. As part of this share repurchase, Genworth received $172 million in net proceeds with no percentage change in its majority ownership position.

•	Regulatory capital ratios in Canada, Australia and lifestyle protection remained strong and well in excess of regulatory required levels.

•

Consolidated U.S. life companies ended the quarter with a risk based capital (RBC) ratio of approximately 365 percent[4], consistent with the company’s year end 2010 target to be at or above 350 percent.

•

Genworth recently announced plans to increase rates by 18 percent on two older blocks of long term care insurance policies, which represent approximately 25 percent of individual long term care premiums.

•	The consolidated risk to capital ratio across the U.S. mortgage insurance companies rose to 17.8:1[4] from 15.1:1 in the second quarter of 2010.

•	Investment portfolio credit related impairments declined to $25 million from $127 million a year ago and $32 million in the second quarter of 2010.

•	Book value per share increased eight percent to $30.64 compared with $28.48 per share, as of June 30, 2010.

[4]	Company estimate for the third quarter of 2010, due to the timing of the filing of statutory statements.

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The percentage changes, including the impact of foreign exchange, are included in a table at the end of this press release.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (Loss) (in millions)	Q3 10	Q3 09
Life Insurance	$33	$78
Long Term Care	44	39
Wealth Management	8	8
Retirement Income
Fee-Based	10	11
Spread-Based	16	(2)

Total Retirement and Protection	$111	$134

Sales (in millions)	Q3 10	Q3 09
Life Insurance	$68	$50
Long Term Care	69	53
Wealth Management
Gross Flows	1,354	1,372
Net Flows	461	468
Retirement Income
Fee-Based	151	217
Spread-Based	216	127

Assets Under Management[5] (in millions)	Q3 10	Q3 09
Wealth Management	$21,160	$17,992
Retirement Income Fee-Based	8,624	8,067
Retirement Income Spread-Based	18,869	19,457

Total Assets Under Management	$48,653	$45,516

Retirement and Protection earned $111 million compared with $134 million a year ago. Consolidated U.S. life companies ended the quarter with a RBC ratio of approximately 365 percent4.

Life insurance earnings were $33 million compared with $78 million in the prior year and $32 million in the prior quarter. Earnings in the prior year included an annual review of actuarial assumptions that resulted in a $16 million favorable deferred acquisition cost (DAC) unlocking as well as a favorable tax benefit of $6 million. Results in the current quarter reflected higher investment income that was more than offset by continued lower persistency on 10 year level term policies sold in the 1999 and 2000 timeframe coming out of the level premium period and sound but less favorable mortality experience than in the prior year. Total life sales increased 36 percent reflecting strong adoption of life insurance products with more capital efficient designs.

LTC earnings increased $5 million to $44 million reflecting higher investment income and new business growth, partially offset by higher claims. Individual LTC sales increased $10 million year over year, primarily from growth in the independent sales channel.

Wealth management earnings remained flat at $8 million as increased revenue associated with growth in average AUM was offset by planned expense increases associated with new business growth initiatives and higher taxes. Positive net flows of $461 million, combined with improved market performance, resulted in a sequential increase in AUM to $21.2 billion, representing the sixth consecutive quarter of positive net flows.

Retirement income fee-based earnings were $10 million, down from $11 million in the prior year quarter. Earnings in the current quarter included a $6 million unfavorable impact from refinement of DAC and reserve assumptions. Total variable annuity sales were $151 million compared with $217 million in the prior year quarter.

[5]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

Retirement income spread-based earnings increased to $16 million, compared with a $2 million loss in the prior year quarter, primarily from higher investment income. Total spread-based AUM increased modestly on a sequential basis to $18.9 billion reflecting low lapse experience and selective new sales given the low interest rate environment.

International

International Net Operating Income (Loss) (in millions)	Q3 10	Q3 09
Mortgage Insurance
Canada
Net operating income	$82	$70
Less: net operating income attributable to noncontrolling interests	38	25

Net operating income available to Genworth’s common stockholders	44	45
Australia	48	42
Other International	1	(9)
Lifestyle Protection	28	18

Total International	$121	$96

International Sales (in billions)	Q3 10	Q3 09
Mortgage Insurance (MI)
Flow
Canada	$6.7	$4.4
Australia	6.1	8.9
Other International	0.7	0.9
Bulk
Canada	0.6	0.2
Australia	0.9	—
Other International	—	—

Total International MI	$15.0	$14.4

Lifestyle Protection	$0.4	$0.5

International earnings increased 25 percent3 to $121 million driven by improved earnings in lifestyle protection and earnings growth across Canada, Australia and other international mortgage insurance.

In Canada, national home prices improved over 2009 levels while on a sequential basis home prices declined modestly. The unemployment rate remained stable at eight percent on a sequential basis.

In total, Canadian operating earnings increased 10 percent3 from the prior year primarily from lower losses. The loss ratio declined to 31 percent in the third quarter from 41 percent in the prior year reflecting improved economic conditions and ongoing loss mitigation benefits. The level of Canadian earnings allocable to Genworth decreased seven percent3 reflecting the timing of closing the minority share initial public offering (IPO) of Genworth MI Canada in the third quarter of 2009.

Flow NIW in Canada increased 45 percent3 from the prior year quarter as a result of growth in the mortgage origination market as job growth and improved consumer confidence contributed to higher mortgage volumes.

The regulatory capital ratio in Canada decreased sequentially to 153 percent4 from 154 percent. Genworth MI Canada completed its share repurchase of CAD$325 million providing net proceeds to Genworth of $172 million with no change in its majority ownership position. GAAP book value for the Canada MI business was $2.5 billion at quarter end, of which $1.4 billion represented Genworth’s 57.5 percent ownership interest.

In Australia, national home prices improved over 2009 levels, while on a sequential basis home price growth moderated. The unemployment rate remained flat sequentially at 5.1 percent.

Australia operating earnings increased seven percent3 from the prior year as improved loss experience and lower taxes were partially offset by increased use of reinsurance which reduced net premiums. The loss ratio decreased to 38 percent, a reduction of seven points compared to a year ago and four points sequentially, reflecting improved economic conditions and ongoing loss mitigation benefits. Flow NIW decreased 36 percent3 compared to the prior year reflecting a smaller mortgage origination market stemming from higher rates, the reduction in government first time homebuyer program benefits and lenders taking a disciplined approach to the high loan to value market.

The regulatory capital ratio in Australia was 157 percent4, well in excess of minimum requirements. GAAP book value for Australia mortgage insurance at quarter end was $1.8 billion.

Other international mortgage insurance had $1 million of net operating income compared to a $9 million loss in the prior year quarter reflecting favorable loss development in Europe and the cumulative effect of reduced in force exposures. Europe risk in force (RIF) declined by $1.6 billion to $4.3 billion.

Lifestyle protection earnings improved to $28 million from $18 million in the prior year driven by improved loss experience, benefits from product re-pricing and distributor contract restructuring, as well as a $7 million tax benefit. Loss experience improved sequentially with a 19 percent decline in new claim registrations. Premiums declined as a result of the continued low level of consumer lending in Europe. Sales increased by one percent, excluding the impact of foreign exchange. In lifestyle protection, the regulatory capital ratio ended the quarter at 253 percent4, well in excess of the regulatory requirement.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q3 10	Q3 09
Net Operating Loss	$(152)	$(116)

Primary Sales (in billions)	Q3 10	Q3 09
Flow	$2.4	$1.5
Bulk	0.3	0.5

Total Primary Sales	$2.7	$2.0

U.S. MI had a $152 million net operating loss, compared to a $116 million loss in the prior year quarter. Earnings in the current quarter included an increase in reserves to reflect recent trends in rescission and loan modification activity that on a net basis negatively impacted loss experience in Florida. Earnings in the prior year included a $62 million charge from a settlement of an arbitration proceeding with a lender and a reduction in reserves due to loss mitigation experience. The loss ratio increased to 263 percent from 223 percent in the prior year quarter. The risk to capital ratio increased to 17.8:14 from 15.1:1 in the second quarter.

Total flow delinquencies declined three percent in the third quarter compared to a historic seasonal increase of eight percent primarily from paid claims. New flow delinquencies increased four percent sequentially, lower than expected levels from normal seasonal patterns in consumer behavior which have historically resulted in a higher increase in new delinquencies in the third quarter. At the same time, the inventory of delinquent loans continued to shift to later stage delinquencies. This reflected two dynamics. First, loan modification programs have been effective at curing loans that are earlier in the delinquency process. Second, loans that are later in the delinquency process are aging and more loans are entering the foreclosure process. For Genworth, foreclosure starts increased 35 percent during the quarter, with a disproportionate percentage of these foreclosure starts coming in Florida. As a result, the flow average reserve per delinquency increased to $20,400 from $19,500 on a sequential basis.

Loss mitigation activities, including workouts, presales, policy rescissions and targeted settlements, net of reinstatements, resulted in $158 million of savings in the quarter, driven by various loan modification programs. As anticipated, benefits from loss mitigation activities continued to shift from policy rescissions to loan modifications and, within the loan modification area, from government programs to lender or servicer based programs. Based upon reporting from the government sponsored enterprises (GSEs) and certain servicers, 3,312 loans with Genworth mortgage insurance coverage were modified through the Home Affordable Modification Program (HAMP) and 6,035 were modified through other programs, compared to 5,308 and 4,341, respectively, in the second quarter of 2010. Loss mitigation total year savings are expected to be approximately $750 million.

As a result of the recent trends in loss mitigation activity, Genworth adjusted its reserving to account for the lower incidence of policy rescissions and higher incidence of loan modifications. This decreased reserves for earlier stage delinquent loans and increased reserves for later stage delinquent loans. Overall in the flow portfolio, excluding Florida, these adjustments largely offset each other. However, in Florida these adjustments resulted in an $85 million pre-tax reserve build based on characteristics of the delinquent loan inventory in this state. Specifically, 65 percent of flow delinquent loans in Florida are later stage compared with 47 percent for the remainder of the flow portfolio. In addition, Florida has twice as large a percentage of investor properties than the remainder of the portfolio which are less likely to be modified successfully.

Flow NIW increased sequentially by $300 million as the mortgage insurance market size increased modestly. The company’s estimated market share remained flat sequentially at 16 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $700 million of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

Gross bulk losses were $25 million. Genworth’s bulk RIF declined to $519 million compared with $776 million in the year ago quarter.

Corporate and Other

Corporate and Other (in millions)	Q3 10	Q3 09
Net Operating Loss	$(51)	$(33)

Corporate and Other net operating loss was $51 million compared with $33 million in the prior year quarter. Results in the prior year included a $22 million tax benefit. Results in the current year reflect higher interest expense related to the debt issued in the second quarter of 2010.

Holding company cash and cash equivalents totaled $1.1 billion and highly liquid treasury securities totaled $0.2 billion at the end of the third quarter.

Investments

Net income in the quarter included net investment gains, net of tax and other adjustments, of $54 million. Excluding $20 million of mark to market valuation gains from securitization entities, after tax net investment gains were $34 million, which reflected $61 million of gains on derivatives used for risk management purposes and $14 million of net unrealized gains on trading securities, partially offset by $25 million of net other-than-temporary impairments and $4 million of unfavorable valuation allowances on commercial mortgage loans.

Credit related impairments totaled $25 million comprised of

•	$12 million from sub-prime and Alt-A residential mortgage-backed securities (RMBS),

•	$6 million from other structured securities,

•	$6 million from corporate fixed maturity securities and

•	$1 million from commercial mortgage loans.

Net unrealized investment gains were $587 million, net of tax and other items, as of September 30, 2010, compared with $29 million as of June 30, 2010. The fixed maturity securities portfolio had gross unrealized investment gains of $3.7 billion compared with $2.6 billion as of June 30, 2010 and gross unrealized investment losses of $1.6 billion compared with $2.3 billion as of June 30, 2010.

Stockholders’ Equity

Stockholders’ equity as of September 30, 2010 increased to $15.0 billion, or $30.64 per share, compared with $13.9 billion, or $28.48 per share, as of June 30, 2010. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of September 30, 2010 decreased to $12.5 billion, or $25.57 per share, compared with $12.6 billion, or $25.76 per share, as of June 30, 2010.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,000 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement and Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Call and Financial Supplement Information

This press release, the third quarter 2010 financial supplement and supplemental U.S. Mortgage Insurance materials are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on October 29, 2010 at 9 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s October 29 conference call is 877 723.9518 or 719 325.4809 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); passcode 1943264. The replay will be available through November 12, 2010.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three months ended September 30, 2010 and 2009.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance. Management regularly monitors and reports the sales metric as a measure of volume of new and renewal business generated in a period. “Sales” refer to: (1) annualized first-year premiums for term life, long term care and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

This press release also includes a metric related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales and other loan workouts and claim mitigation actions. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this metric helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, interest rate fluctuations and levels, adverse capital and credit market conditions, the valuation of fixed maturity, equity and trading securities, defaults, downgrade or other events impacting the value of the company’s fixed maturity securities portfolio, defaults on commercial mortgage loans or investments in commercial mortgage-backed securities, goodwill impairments, the soundness of other financial institutions, inability to access the company’s credit facilities, an adverse change in risk based capital and other regulatory requirements, insufficiency of reserves, legal constraints on dividend distributions by the company’s subsidiaries, competition, availability, affordability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems, the occurrence of natural or man-made disasters or a pandemic and the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances, such as genetic research and diagnostic imaging, and related legislation, unexpected changes in persistency rates, ability to continue to implement actions to mitigate the impact of statutory reserve requirements and the failure of demand for long term care insurance to increase;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value loans, competition with government owned and government sponsored enterprises offering mortgage insurance and changes in regulations;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including increases in mortgage insurance default rates or severity of defaults, uncertain results of continued investigations of insured U.S. mortgage loans, possible rescissions of coverage and the results of objections to the company’s rescissions, the extent to which loan modifications and other similar programs may provide benefits to the company, unexpected changes in unemployment rates, further deterioration in economic conditions or a further decline in home prices, changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac), competition with government owned and government sponsored enterprises offering mortgage insurance (including the Federal Housing Administration), changes in regulations that affect the U.S. MI business, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, the impact of the use of reinsurance with reinsurance companies affiliated with mortgage lending customers, legal actions under Real Estate Settlement Procedures Act of 1974, potential liabilities in connection with the company’s U.S. contract underwriting services and problems associated with foreclosure process defects that may defer claim payments;

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248
alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2010	2009
Revenues:
Premiums	$1,447	$1,492
Net investment income	815	759
Net investment gains (losses)	105	(122)
Insurance and investment product fees and other	300	262

Total revenues	2,667	2,391

Benefits and expenses:
Benefits and other changes in policy reserves	1,502	1,450
Interest credited	212	225
Acquisition and operating expenses, net of deferrals	472	484
Amortization of deferred acquisition costs and intangibles	227	143
Interest expense	114	96

Total benefits and expenses	2,527	2,398

Income (loss) before income taxes	140	(7)
Provision (benefit) for income taxes	18	(52)

Net income	122	45
Less: net income attributable to noncontrolling interests	39	26

Net income available to Genworth Financial, Inc.’s common stockholders	$83	$19

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.17	$0.04

Diluted	$0.17	$0.04

Weighted-average common shares outstanding:
Basic	489.5	448.9

Diluted	493.9	451.6

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2010	2009
Net operating income (loss):
Retirement and Protection segment	$111	$134
International segment	121	96
U.S. Mortgage Insurance segment	(152)	(116)
Corporate and Other	(51)	(33)

Net operating income	29	81
Adjustment to net operating income:
Net investment gains (losses), net of taxes and other adjustments	54	(62)

Net income available to Genworth Financial, Inc.’s common stockholders	83	19
Add: net income attributable to noncontrolling interests	39	26

Net income	$122	$45

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.17	$0.04

Diluted	$0.17	$0.04

Net operating income per common share:
Basic	$0.06	$0.18

Diluted	$0.06	$0.18

Weighted-average common shares outstanding:
Basic	489.5	448.9

Diluted	493.9	451.6

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30, 2010	December 31, 2009
Assets
Cash, cash equivalents and invested assets	$75,566	$69,208
Deferred acquisition costs	7,055	7,341
Intangible assets	647	934
Goodwill	1,321	1,324
Reinsurance recoverable	17,223	17,332
Deferred tax and other assets	1,825	1,046
Separate account assets	11,063	11,002

Total assets	$114,700	$108,187

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$30,758	$29,469
Policyholder account balances	27,714	28,470
Liability for policy and contract claims	6,448	6,567
Unearned premiums	4,492	4,714
Deferred tax and other liabilities	9,112	6,601
Borrowings related to securitization entities	502	—
Non-recourse funding obligations	3,437	3,443
Short-term borrowings	730	930
Long-term borrowings	4,373	3,641
Separate account liabilities	11,063	11,002

Total liabilities	98,629	94,837

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,084	12,034
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	730	(1,151)
Net unrealized gains (losses) on other-than-temporarily impaired securities	(143)	(247)

Net unrealized investment gains (losses)	587	(1,398)

Derivatives qualifying as hedges	1,354	802
Foreign currency translation and other adjustments	543	432

Total accumulated other comprehensive income (loss)	2,484	(164)
Retained earnings	3,133	3,105
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,002	12,276
Noncontrolling interests	1,069	1,074

Total stockholders’ equity	16,071	13,350

Total liabilities and stockholders’ equity	$114,700	$108,187

Impact of Foreign Exchange on Operating Results6

Three months ended September 30, 2010

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[7]
International:
Total operating income	26%	25%

Canada mortgage insurance (MI):
Total Canada MI operating income	17%	10%
Flow new insurance written	52%	45%
Canada MI operating income available to Genworth Financial, Inc.’s common stockholders	(2)%	(7)%

Australia MI:
Net operating income	14%	7%
Flow new insurance written	(31)%	(36)%

Lifestyle protection insurance:
Net operating income	56%	78%
Sales	(8)%	1%

[6]	All percentages are comparing the third quarter of 2010 to the third quarter of 2009 unless otherwise stated.
[7]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.